CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Performance Leveraged Upside Securities due 2008	$5,450,000	$167.32

November 2007 Pricing Supplement No. 430 Registration Statement No. 333-131266 Dated November 16, 2007 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Equities
PLUS based on the Financial Select Sector SPDR Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM
PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by this pricing supplement.  At maturity, if the Financial Select Sector SPDR Fund has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the Financial Select Sector SPDR Fund.  At maturity, if the Financial Select Sector SPDR Fund has depreciated, the investor will lose 1% for every 1% decline, which is not subject to a minimum payment at maturity.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes Program.

FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	December 20, 2008
Underlying shares:	Shares of the Financial Select Sector SPDR Fund
Aggregate principal amount:	$5,450,000
Payment at maturity:
If final share price is greater than initial share price,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final share price is less than or equal to initial share price,
$10 x (final share price / initial share price)
This amount will be less than or equal to the stated principal amount of $10.

Share percent increase:	(final share price – initial share price) / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Initial share price:	$30.51, the closing price of one share of the underlying shares on the pricing date
Final share price:	The closing price of one share of the underlying shares on the valuation date times the adjustment factor
Valuation date:	December 18, 2008, subject to postponement for certain market disruption events.
Leverage factor:	200%
Maximum payment at maturity:	$12.50 (125% of the stated principal amount)
Stated principal amount:	$10
Issue price:	$10
Pricing date:	November 16, 2007
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Original issue date:	November 26, 2007 (5 business days after the pricing date)
CUSIP:	617475215
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	$10.00	$0.15	$9.85
Total:	$5,450,000	$81,750	$5,368,250

(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.
The PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

PLUS based on the financial Select SPDR Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more than, equal to or less than the stated principal amount based upon the closing price of one underlying share at maturity.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
November 16, 2007	November 26, 2007 (5 business days after the pricing date)	December 20, 2008, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the Financial Select Sector SPDR Fund
Issue price:	$10 per PLUS
Aggregate principal amount:	$5,450,000
Stated principal amount:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:
If the final share price is greater than the initial share price,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10.

Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	200%
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	$30.51, the closing price of one underlying share on the pricing date.
Final share price:	The closing price of one underlying share on the valuation date as published under the Bloomberg ticker symbol “XLF” or any successor symbol, times the adjustment factor.
Valuation date:	December 18, 2008, subject to adjustment for certain market disruption events.
Share performance factor:	(final share price / initial share price)
Maximum payment at maturity:	$12.50 (125% of the stated principal amount)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares.
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed until the second scheduled trading day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 6.

November 2007	Page 2

PLUS based on the financial Select SPDR Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617475215
Minimum ticketing size:	100 PLUS
Tax considerations:
Although the issuer believes the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.
Assuming this characterization of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result:
•  A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.
•  Upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any capital gain or loss recognized upon sale, exchange or settlement of a PLUS should be long-term capital gain or loss if the U.S. Holder has held the PLUS for more than one year at such time.

As discussed in the accompanying prospectus supplement under “United States Federal Taxation ─ Tax Consequences to U.S. Holders ─ Tax Treatment of the PLUS ─ Possible Application of Section 1260 of the Code,” although the matter is not clear, there is a substantial risk that an investment in the PLUS will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should consult their tax advisors regarding the potential application of the “constructive ownership” rule.
Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS concerning the U.S. federal income tax consequences of investing in the PLUS.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in the underlying shares and in futures and options contracts on the underlying shares.  Such purchase activity could have increased the price of the underlying shares, and therefore the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for PLUS.

ERISA:	See “ERISA” in the prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2007	Page 3

PLUS based on the financial Select SPDR Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10
Leverage factor:	200%
Maximum payment at maturity:	$12.50 (125% of the stated principal amount)

PLUS Payoff Diagram

How it works

▪
If the final share price is greater than the initial share price, then investors receive the $10 stated principal amount plus 200% of the appreciation of the underlying shares over the term of the PLUS, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the maximum payment at maturity at a final share price of 112.50% of the initial share price.

▪	If the underlying shares appreciate 5%, the investor would receive a 10% return, or $11.00.

▪	If the underlying shares appreciate 30%, the investor would receive the maximum payment at maturity of 125% of the stated principal amount, or $12.50.

▪
If the final share price is less than or equal to the initial share price, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the price of the underlying shares.

▪	If the underlying shares depreciate 10%, the investor would lose 10% of its principal and receive only $9 at maturity, or 90% of the stated principal amount.

November 2007	Page 4

PLUS based on the financial Select SPDR Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

Payment at Maturity
At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the closing price of the underlying shares, determined as follows:

If the final share price is greater than the initial share price, a payment at maturity equal to:

$10    +    Leveraged Upside Payment:

subject to the maximum payment at maturity of $12.50, or 125% of the stated principal amount for each PLUS,

If the final share price is less than or equal to the initial share price, a payment at maturity equal to:

$10    ✗    Share Performance Factor

Because the share performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

November 2007	Page 5

PLUS based on the financial Select SPDR Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-18 of the prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

Structure Specific Risk Factors

▪
PLUS do not pay interest or guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity.  If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the closing price of the underlying shares.

▪
Appreciation potential is limited.  The appreciation potential of PLUS is limited by the maximum payment at maturity of $12.50, or 125% of the stated principal amount.  Although the leverage factor provides 200% exposure to any increase in the price of the underlying shares as of the valuation date, because the payment at maturity will be limited to 125% of the stated principal amount for the PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final share price exceeds 112.50% of the initial share price.

▪
Not equivalent to investing in the shares of the Financial Select Sector SPDR Fund.  Investing in the PLUS is not equivalent to investing in the shares of the Financial Select Sector SPDR Fund or the stocks composing the Financial Select Sector Index.  Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the Financial Select Sector SPDR Fund or the stocks composing the Financial Select Sector Index.

▪
The underlying shares and the Financial Select Sector Index are different.  The performance of the shares of the Financial Select Sector SPDR Fund may not exactly replicate the performance of the Financial Select Sector Index because the Financial Select Sector SPDR Fund will reflect transaction costs and fees that are not included in the calculation of the Financial Select Sector Index.  It is also possible that the Financial Select Sector SPDR Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances.  SSgA Funds Management, Inc., which we refer to as SSgA, may invest up to 5% of the Financial Select Sector SPDR Fund’s assets in convertible securities, structured notes, options and futures contracts and money market instruments.  The Financial Select Sector SPDR Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Financial Select Sector Index and in managing cash flows.

▪
Market price of the PLUS may be influenced by many unpredictable factors.  Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including: the trading price and volatility of the shares of the Financial Select Sector SPDR Fund, dividend rate on the shares composing the Financial Select Sector Index, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events and the creditworthiness of the issuer.

▪
Adjustments to the underlyingshares or to the Financial Select Sector Index could adversely affect the value of the PLUS.  SSgA is the investment adviser to the Financial Select Sector SPDR Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  The stocks included in the Financial Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, acting as index compilation agent in consultation with Standard & Poor’s Corporation, which we refer to as S&P, from the universe of companies represented by the S&P 500 Index.  The Financial Select Sector Index is calculated and disseminated by the American Stock Exchange.  Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks underlying the Financial Select Sector Index that could change the value of the Financial Select Sector Index.  Pursuant to its investment strategy or otherwise, SSgA may add, delete or substitute the stocks composing the Financial Select Sector SPDR Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the PLUS.

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PLUS based on the financial Select SPDR Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The antidilution adjustments do not cover every event that could affect the shares of the Financial Select Sector SPDR Fund.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the shares of the Financial Select Sector SPDR Fund.  However, the calculation agent will not make an adjustment for every event that could affect the shares of the Financial Select Sector SPDR Fund.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the PLUS may be materially and adversely affected.

▪
Risks associated with investments in securities with concentration in a single industry.  The stocks included in the Financial Select Sector Index and that are generally tracked by the underlying shares are stocks of companies representing the financial sector of the S&P 500 Index.  The underlying shares may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that, even if the treatment of a PLUS as an “open transaction” is respected, the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).   Alternatively, the Internal Revenue Service (the “IRS”) might succeed in challenging the treatment of a PLUS as an “open transaction,” in which case the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment of a PLUS described in this pricing supplement and the accompanying prospectus supplement.

Other Risk Factors

▪
The PLUS will not be listed.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. currently intends to act as a market maker for the PLUS but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the PLUS.

▪
Potential adverse economic interest of the calculation agent and other of our affiliates.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date could adversely affect the price of the shares of the Financial Select Sector SPDR Fund and, as a result, could decrease the amount investors may receive on the PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial share price and, therefore, could have increased the price at which the shares of the Financial Select Sector SPDR Fund must close before investors receive a payment at maturity that exceeds the issue price of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the closing price of the shares of the Financial Select Sector SPDR Fund on the valuation date and, accordingly, the amount of cash investors will receive at maturity.

▪
Issuer’s credit ratings may affect the market value of the PLUS.  Investors are subject to the credit risk of the issuer.  Any decline in the issuer’s credit ratings may affect the market value of the PLUS.

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PLUS based on the financial Select SPDR Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

Information about the Underlying Shares

The Financial Select Sector SPDR Fund. The Financial Select Sector SPDR Fund is an exchange-traded fund managed by the Select Sector SPDR Trust (the “Trust”), a registered investment company.  The Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  It is possible that this fund may not fully replicate the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission ( the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the PLUS offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this pricing supplement regarding the Trust from the publicly available documents described in the preceding paragraph.  In connection with the offering of the PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws.  As a prospective purchaser of the PLUS, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of The McGraw-Hill Companies, Inc. (“MGH”).  The PLUS are not sponsored, endorsed, sold, or promoted by MGH or the Trust.  MGH and the Trust make no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS.  MGH and the Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

The Financial Select Sector Index. The Financial Select Sector Index is calculated and disseminated by The American Stock Exchange, and is designed to provide an effective representation of the financial sector of the S&P 500 Index.  The Financial Select Sector Index includes companies in the following industries: commercial banks, capital markets, diversified financial services, insurance and real estate.  See “Annex A—The Financial Select Sector Index.”

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PLUS based on the financial Select SPDR Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices of the shares of the Financial Select Sector SPDR Fund for each quarter in the period from January 1, 2002 through November 16, 2007.  The closing price of the shares of the Financial Select Sector SPDR Fund on November 16, 2007 was $30.51.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of the shares of the Financial Select Sector SPDR Fund should not be taken as an indication of future performance, and no assurance can be given as to the price of the shares of the Financial Select Sector SPDR Fund on the valuation date.

Financial Select Sector SPDR Fund (CUSIP 81369Y605)	High	Low	Period End
2002
First Quarter	27.60	24.40	27.15
Second Quarter	27.52	24.30	25.14
Third Quarter	24.93	19.57	20.67
Fourth Quarter	23.73	18.60	22.00
2003
First Quarter	23.75	19.62	20.76
Second Quarter	25.96	21.31	24.55
Third Quarter	26.40	24.74	25.41
Fourth Quarter	28.20	26.05	28.13
2004
First Quarter	30.46	28.09	29.40
Second Quarter	29.71	27.23	28.58
Third Quarter	29.43	27.31	28.46
Fourth Quarter	30.58	27.39	30.53
2005
First Quarter	30.59	28.10	28.39
Second Quarter	29.67	27.65	29.47
Third Quarter	30.37	29.03	29.52
Fourth Quarter	32.45	28.61	31.67
2006
First Quarter	33.18	31.32	32.55
Second Quarter	34.16	31.51	32.34
Third Quarter	34.76	31.62	34.62
Fourth Quarter	37.12	34.54	36.74
2007
First Quarter	37.96	34.80	35.63
Second Quarter	38.02	35.30	36.18
Third Quarter	36.81	32.06	34.32
Fourth Quarter (through November 16, 2007)	35.89	30.06	30.51

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PLUS based on the financial Select SPDR Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

Annex A

The Financial Select Sector Index

We have derived all information contained in this pricing supplement regarding the Financial Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The stocks included in each Select Sector Index, including the Financial Select Sector Index, are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) acting as Index Compilation Agent in consultation with S&P from the universe of companies represented by the S&P 500 Index.  The AMEX acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index, including the Financial Select Sector Index.

The Financial Select Sector Index, which is one of the nine Select Sector sub-indices of the S&P 500 Index, is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that represent the financial sector of the S&P 500 Index.  As of November 15, 2007, the Financial Services Sector Index included 94 component stocks in the following industries: commercial banks, capital markets; diversified financial services, insurance and real estate.

Each stock in the S&P 500 Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500 Index.  As of the market close on November 16, 2007, the weighting of each Select Sector Index in the S&P 500 Index based on the capitalization of the stocks in the index was as follows:
Select Sector Index	Weighting
The Consumer Discretionary Select Sector Index	8.62%
The Consumer Staples Select Sector Index	10.27%
The Energy Select Sector Index	11.80%
The Financial Select Sector Index	18.49%
The Health Care Select Sector Index	12.20%
The Industrial Select Sector Index	11.61%
The Materials Select Sector Index	3.27%
The Technology Select Sector Index	20.18%
The Utilities Select Sector Index	3.56%
Total	100.00%

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500 Index.

The nine Select Sector Indexes together will include all of the companies represented in the S&P 500 Index and each of the stocks in the S&P 500 Index will be allocated to one and only one of the Select Sector Indices.

Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500 Index to a Select Sector Index.  The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500 Index and the selection of replacement stocks to be added to the S&P 500 Index. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500 Index component stocks, which is the sole responsibility of the Index Compilation Agent.

Each Select Sector Index is calculated by the American Stock Exchange Index Services Group (“ISG”) using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of such Select Sector Index. Under certain conditions, however, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

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PLUS based on the financial Select SPDR Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500 Index, using a base-weighted aggregate methodology.  See “—The S&P 500 Index Methodology” below.  The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies ISG that a Component Stock’s Select Sector Index assignment should be changed, the AMEX will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500 Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500 Index insofar as practicable.

The S&P 500 Index Methodology

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock.  The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index has adopted a float adjustment methodology so that the S&P 500 Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.”  By itself, the Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index.  The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment.  By adjusting the Index Divisor for the change in total Market Value, the value of the Index remains constant.  This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index

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PLUS based on the financial Select SPDR Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

does not reflect the corporate actions of individual companies in the Index.  All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special cash dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio
Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the Index Maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

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PLUS based on the financial Select SPDR Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

Terms used in this pricing supplement are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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